CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Variable Coupon Commodity-Linked Notes due 2020	$4,000,000	$464.40

February 2011 Pricing Supplement No. 672 Dated February 1, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Commodities
Variable Coupon Commodity-Linked Notes due December 22, 2020

With the Coupon Based on Whether the Value of the S&P GSCITM Commodity Index—Excess Return has Increased
Variable Coupon Commodity-Linked Notes offer investors the opportunity to receive a variable coupon of either (i) $85.00 per note if the value of the S&P GSCITM Commodity Index—Excess Return (the “underlying index”) on the related coupon determination date is greater than its initial index value, or (ii) only $20.00 per note if the value of the underlying index on the related coupon determination date is less than or equal to the initial index value.  The notes are for investors who are willing to forgo market interest rates in exchange for an opportunity to earn an above-market interest rate if the S&P GSCITM Commodity Index—Excess Return has increased in value from the initial index value on the related coupon determination date and are willing to accept the risk of receiving only a $20.00 per note for some or all of the coupon payment dates during the term of the notes if the index value is less than or equal to the initial index value as measured on the related coupon determination date.  The investor will receive the $1,000 stated principal amount per note at maturity and the repayment of principal will not depend on whether the index increases, decreases or remains the same.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February 1, 2011
Original issue date:	February 8, 2011 (5 business days after the pricing date)
Maturity date:	December 22, 2020
Underlying index:	S&P GSCITM Commodity Index—Excess Return
Payment at maturity	Stated principal amount plus variable coupon
Variable coupon
On each coupon payment date (including the maturity date), investors will receive for each note a variable coupon equal to:

▪  If the index value on the relevant coupon determination date is greater than the initial index value:
$85.00 per note

▪  If the index value on the relevant coupon determination date is less than or equal to the initial index value:
$20.00 per note

Initial index value:	494.7130, which is the official settlement price of the underlying index on the pricing date
Index value:	The official settlement price of the underlying index on any index business day
Coupon payment dates
With respect to each coupon determination date other than the final coupon determination date, the third business day after the related coupon determination date.  With respect to the final coupon determination date, the maturity date; provided that if such day is not a business day, the coupon payment date will be the succeeding business day and no adjustment will be made to the variable coupon payment.

Coupon determination dates:
February 1, 2012; February 1, 2013; February 3, 2014; February 2, 2015; February 1, 2016; February 1, 2017; February 1, 2018; February 1, 2019; February 3, 2020 and December 15, 2020 (“the final coupon determination date”).  Each coupon determination date will be subject to adjustment for non-index business days and market disruption events.

CUSIP:	617482QY3
ISIN:	US617482QY34
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$35	$965
Total	$4,000,000	$140,000	$3,860,000

(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commission of $35 for each note they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  On each coupon payment date including the maturity date, an investor will receive a variable coupon of either (i) $85.00 per note if the index value has increased from the initial index value on the related coupon determination date, or (ii) only $20.00 per note if the index value has remained the same or has decreased from the initial index value on the related coupon determination date.  An investor will receive $1,000 stated principal amount per note at maturity and the repayment of principal will not depend on whether the index increases, decreases or remains the same.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 1, 2011	February 8, 2011 (5 business days after the pricing date)	December 22, 2020 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P GSCITM Commodity Index—Excess Return (the “index”)
Underlying index publisher:	Standard & Poor's Financial Services LLC
Aggregate principal amount:	$4,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Payment at maturity	Stated principal amount plus variable coupon
Variable coupon
On each coupon payment date (including the maturity date), investors will receive for each note a variable coupon equal to:
▪  If the index value on the relevant coupon determination date is greater than the initial index value:
$85.00 per note
▪  If the index value on the relevant coupon determination date is less than or equal to the initial index value:
$20.00 per note

Coupon payment dates
With respect to each coupon determination date other than the final coupon determination date, the third business day after the related coupon determination date (such coupon payment date may be postponed as described below).  With respect to the final coupon determination date, the maturity date; provided that if such day is not a business day, the coupon payment date will be the succeeding business day and no adjustment will be made to the variable coupon payment.

Coupon determination dates
February 1, 2012; February 1, 2013; February 3, 2014; February 2, 2015; February 1, 2016; February 1, 2017; February 1, 2018; February 1, 2019; February 3, 2020 and December 15, 2020 (the “final coupon determination date”).  Each coupon determination date will be subject to adjustment for non-index business days and market disruption events in the same manner as described under the definition of “determination date” in the accompanying prospectus supplement.

Record date	One business day prior to the related coupon payment date.
Index value:	The official settlement price of the index on any index business day.
Initial index value:	494.7130, which is the official settlement price of the underlying index on the pricing date
Postponement of maturity date:
If the scheduled final coupon determination date is not an index business day or if a market disruption event occurs on that day so that the final coupon determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the third business day following that final coupon determination date as postponed.

Risk Factors:	Please see “Risk Factors” beginning on page 8.

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482QY3
ISIN:	US617482QY34
Minimum ticketing size	$1,000 / 1 note
Tax considerations:
The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the contingent payment on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

We have determined that the “comparable yield” for the notes is a rate of 5.4545% per annum, compounded annually.  Based on the comparable yield set forth above, the projected payment schedule consists of the following payments:

	DATE	Projected Payment
	February 6, 2012	$61.45
	February 6, 2013	$59.85
	February 6, 2014	$57.90
	February 5, 2015	$55.79
	February 4, 2016	$53.85
	February 6, 2017	$52.99
	February 6, 2018	$50.75
	February 6, 2019	$49.45
	February 6, 2020	$48.15
	December 22, 2020	$1,041.12

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts that will be paid on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in futures, forwards and options contracts on the index.  Such purchase activity on or prior to the pricing date could have increased the initial index value, and as a result, increased the value at which the index must close on each coupon determination date before investors would receive the higher variable coupon.  Additionally, such hedging activity during the term of the notes could potentially affect the index value on any coupon determination date and, accordingly, the amount of variable coupons you will receive on coupon payment dates and at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

Hypothetical Payout on the Notes

The following hypothetical examples illustrate the variable coupon payments that an investor receives, depending on whether the index value is greater than the initial index value on each coupon determination date.  The examples assume an initial index value of 450.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary. Index values used in the examples below are hypothetical and do not reflect actual index values.

Example 1:  The index value is greater than the initial index value on each coupon determination date.

Because the index value is greater than the initial index value on each coupon determination date, you will receive the variable coupon equal to $85.00 per note on each of the ten coupon payment dates, as shown below.  This is the best case scenario and investors will receive a total coupon payment of $850 over the term of the notes.

	Index value on the relevant coupon determination date	Variable coupon payment (per note)
Coupon payment date #1	455	$85.00
Coupon payment date #2	460	$85.00
Coupon payment date #3	465	$85.00
Coupon payment date #4	455	$85.00
Coupon payment date #5	470	$85.00
Coupon payment date #6	465	$85.00
Coupon payment date #7	475	$85.00
Coupon payment date #8	455	$85.00
Coupon payment date #9	460	$85.00
Coupon payment date #10 (maturity date)	475	$85.00
	Total coupon payment (per note)	$850 (Average coupon of 8.50%)

Example 2:  The index value is less than or equal to the initial index value on each coupon determination date.

Because the index value is less than or equal to the initial index value on the relevant coupon determination date, you will receive the variable coupon equal to $20.00 per note on each of the ten relevant coupon payment dates, as shown below. This is the worst case scenario and investors will receive a total coupon payment of only $200 over the term of the notes.

	Index value on the relevant coupon determination date	Variable coupon payment (per note)
Coupon payment date #1	435	$20.00
Coupon payment date #2	430	$20.00
Coupon payment date #3	450	$20.00
Coupon payment date #4	450	$20.00
Coupon payment date #5	425	$20.00
Coupon payment date #6	445	$20.00
Coupon payment date #7	410	$20.00
Coupon payment date #8	430	$20.00

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

Coupon payment date #9	425	$20.00
Coupon payment date #10 (maturity date)	445	$20.00
	Total coupon payment (per note)	$200 (Average coupon of 2%)

Example 3:	The index value is greater than the initial index value on four of the ten coupon determination dates and less than or equal to the initial index value on other coupon determination dates

Because the index value is less than or equal to the initial index value on some relevant coupon determination dates and greater than the initial exchange value on other relevant coupon determination dates, the variable coupon you receive will be as follows:

	Index value on the relevant coupon determination date	Variable coupon payment (per note)
Coupon payment date #1	450	$20.00
Coupon payment date #2	460	$85.00
Coupon payment date #3	455	$85.00
Coupon payment date #4	435	$20.00
Coupon payment date #5	430	$20.00
Coupon payment date #6	475	$85.00
Coupon payment date #7	440	$20.00
Coupon payment date #8	450	$20.00
Coupon payment date #9	435	$20.00
Coupon payment date #10 (maturity date)	425	$85.00
	Total coupon payment (per note)	$460 (Average coupon of 4.6%)

In the above example, the investor will receive $85.00 per note on four of the ten coupon payment dates and will receive $20.00 per note on the remaining six coupon payment dates. In this example, investors will receive a total coupon payment of $460 over the term of the notes.

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

Risk Factors

The notes involve risks not associated with an investment in ordinary fixed rate notes.  Accordingly, you should carefully consider whether the notes are suited to your particular circumstances in connection with your investment in the notes.  You should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying index.  The following is a non-exhaustive list of the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

▪
The return on your investment in the notes depends on whether the index has increased, and accordingly your actual return may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that the coupon payable on the notes varies, depending on whether the index value has increased from the initial index value on the related coupon determination date.  If the index value is less than or equal to the initial index value on a coupon determination date, the coupon you receive for that period will be only $20.00 per note and therefore, the overall return on your investment over the term of the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  Depending on the performance of the underlying index, the payment of the variable coupon and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The maximum amount of the variable coupon is fixed and not proportional to the percentage increase, if any, in the index value.  You will receive a variable coupon of either (i) $85.00 per note or (ii) $20.00 per note on each coupon payment date, depending on whether the index value is greater than, equal to or less than the initial index value on the related coupon determination date.  Because the maximum variable coupon rate is fixed at $85.00 per note, the coupon will be no higher than $85.00 per note even if the index value on the relevant coupon determination date were to increase significantly as compared to the initial index value.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The notes will likely not be listed on any securities exchange and secondary trading may be limited.  We do not expect to list the notes on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: (i) the value and volatility of the underlying index, (ii) the price and volatility of the commodity contracts that compose the underlying index, (iii) trends of supply and demand for the commodities underlying the underlying index, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the contracts composing the underlying index or stock or commodities markets generally and which may affect the index value on the coupon determination dates, (v) time remaining to maturity, and (vi) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the

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Variable Coupon Commodity-Linked Notes due December 22, 2020
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market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪
Adjustments to the underlying index could adversely affect the value of the notes.  Standard & Poor’s Financial Services LLC, as the underlying index publisher, may add, delete or substitute the futures contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  Any of these actions could adversely affect the value of the notes.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or the futures contracts that compose the underlying index.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying index and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying index may be, and has recently been, highly volatile (see “Historical Information” on page 11).

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the notes.  The underlying index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying index and, accordingly, the value of the notes.

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Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying index and, therefore, the value of the notes.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, has determined the initial index value and will determine the index value on each of the coupon determination dates and will calculate the amount of variable coupon you will receive on each coupon payment date and at maturity.  Determinations made by MSCS in its capacity as calculation agent may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to underlying index), including trading in futures, forwards and options contracts on the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade in the component futures contracts of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general commodity trading, proprietary trading and other businesses  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, could have increased the value at which the index has to close on each coupon determination date for you to receive the higher variable coupon on the related coupon payment date.

February 2011	Page 10

Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

Information about the Underlying Index

The S&P GSCITM Commodity Index—Excess Return.  The S&P GSCI is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI are weighted, on a production basis, to reflect the relative significance of such commodities to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets.  For a more complete description of the index, including risks relating thereto, see “Annex I— Certain Additional Commodity and Commodity Index Risks—S&P GSCITM Commodity Index—Excess Return” and “Annex II—The S&P GSCI™ - ER” in the accompanying prospectus supplement.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Commodity Index—Excess Return, which is owned and published by S&P, in connection with securities, including the notes.

Historical Information

The following table sets forth the published high and low, as well as end-of-quarter, S&P GSCI Index—Excess Return values for each quarter in the period from January 1, 2006 through February 1, 2011.  The related graph sets forth the daily values for the S&P GSCI Index—Excess Return in the same period.  The closing value of the index on February 1, 2011 was 494.7130.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying index on the coupon determination date.

S&P GSCITM Commodity Index—Excess Return	High	Low	Period End
2006
First Quarter	752.3654	653.1993	701.5722
Second Quarter	776.8503	699.5588	739.9918
Third Quarter	768.7773	602.8251	617.2992
Fourth Quarter	629.3156	578.7411	582.2238
2007
First Quarter	604.8691	520.4782	604.8235
Second Quarter	616.5199	581.5083	605.5351
Third Quarter	673.9950	582.9123	667.4462
Fourth Quarter	748.0524	644.6019	738.2960
2008
First Quarter	866.8130	697.9481	807.0342
Second Quarter	1,039.0179	799.3303	1,033.9380
Third Quarter	1,067.0090	698.0684	735.0408
Fourth Quarter	724.3762	344.0600	389.1671
2009
First Quarter	420.3954	303.4977	347.5601
Second Quarter	439.9608	336.4915	414.2572
Third Quarter	433.5231	369.1424	406.7835
Fourth Quarter	455.1295	399.3358	440.9416
2010
First Quarter	460.4874	396.6954	436.8897
Second Quarter	451.7025	371.5438	391.2750
Third Quarter	428.4620	379.5302	423.4489
Fourth Quarter	480.0808	424.8357	480.0808
2011
First Quarter (through February 1, 2011)	494.7130	468.7079	494.7130

February 2011	Page 11

Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

S&P GSCITM Commodity Index—Excess Return Index Values January 1, 2006 to February 1, 2011

February 2011	Page 12

Variable Coupon Commodity-Linked Notes due December 22, 2020
With the Coupon Based on Whether the Value of the S&P GSCI Commodity Index—Excess Return has Increased

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

February 2011	Page 13